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                                                                     EXHIBIT 2.1

                            SHARE PURCHASE AGREEMENT

BETWEEN GLOBAL CAPITAL PARTNERS INC. having its registered office at 6000 Fairview Road, Suite 1410, Charlotte, North Carolina 28210 incorporated under the laws of the State of Delaware and registered under United States Federal ID No. 52-1807562 (hereinafter referred to as the "SELLER"), represented by Mr. Martin A. SUMICHRAST, Chairman and Chief Executive Officer and Mr. Kevin Mc NEIL, Chief Financial Officer, Secretary, Treasurer of the first part,


AND BEHEER- EN BELEGGINGSMAATSCHAPPIJ HEDERA B.V. a company existing and incorporated under the laws of the Netherlands having its official seat in Utrecht and its principal office at Koningslaan, 34, 1075AD Amsterdam registered with the registry of commerce and companies of Amsterdam under the number 30140131 (hereinafter referred to as the "PURCHASER"), represented by its managing director, the Holland Intertrust Corporation B.V. itself represented by Mr. Verrman and Mr. Warriss., Directors of the second part.

                                    PREAMBLE:

The EASTBROKERS BETEILIGUNGS AG (Aktiengesellschaft) (the "Company"') is a company incorporated under the Austrian laws having its registered office at Schlickgasse, 1, A-1090 Vienna registered with the registry of commerce and companies of Austria under No. 2816D.

The share capital of the Company is divided into 1.200.000 shares, par value ATS 120.000.000.

The share capital of the Company is allocated as follows:

                                      Shares                        %
Holding                               1,148,795                    95.73
         (Total Seller)
Individuals                              51,205                     4.27
         Total                        1,200,000                   100.00

The 344,639 (three hundred forty four thousand six hundred thirty nine) shares of the Company held by the Seller and sold to the Purchaser pursuant this Agreement are hereinafter referred to collectively as the "Shares" and individually as a "Share".

The Company owns, directly or indirectly, shareholdings in the subsidiaries listed in Exhibit 2.4. and these subsidiaries own, either directly or indirectly, shareholdings in such companies as indicated in the same exhibit. The companies which are defined as the "subsidiaries" in Exhibit 2.4 are hereinafter referred to as the "Subsidiaries;" the Company and the Subsidiaries are hereinafter together referred to as the "Group Companies " and each individually as a "Group Company."


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The Seller wishes to sell, and the Purchaser wishes to purchase, the Shares.

NOW THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE 1 SALE AND PURCHASE OF THE SHARES

1.1 SALE AND PURCHASE OF THE SHARES

Subject to the terms and conditions of this Agreement, the Seller shall sell or procure to be sold and the Purchaser shall purchase the Shares, free and clear of all claims, charges, liens, equities, sureties, encumbrances or other restrictions, limitations or third party rights of any nature whatsoever as well as all voting and other rights and advantages attached to the Shares. The Seller shall and shall as relates to any other person procure that all rights of pre-emption or other restrictions on transfers over any of the Shares conferred either by the Articles of Association, statutes or bylaws of the Companies or in any other way are waived.

1.2 PURCHASE PRICE

The purchase price for the Shares shall be a total of USD 8,250,000 (eight million two hundred fifty thousand) (the "Purchase Price") allocated as follows:

     - USD 600,000 (six hundred thousand) shall be payable on the date hereof by way of delivery and transfer of the ownership to the Seller of 150,000 (one hundred fifty thousand) shares of the company General Partners Immobilienbesitz AG having its registered office at Schlickgasse, 1, 1090 Vienna (Austria) incorporated under the laws of Austria and registered with the registry of commerce and companies of Austria under the number 77359P.

     - The remaining of USD 7,650,000 (seven million six hundred fifty thousand) shall be payable on the date hereof by way of the issue and the delivery to the Seller of promissory note as set out in Exhibit 1.2.

ARTICLE 2 REPRESENTATIONS OF THE SELLER

The Seller hereby warrants and represents to and undertakes with the Purchaser as regards each of the Group Companies as follows:


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2.1 ORGANIZATION: AUTHORITY AND VALIDITY

(i) The Seller is a corporation duly organized and validly existing under the laws of the State of Delaware (USA). The Seller has full power and authority to enter into and perform this Agreement and to carry out its obligations hereunder.

(ii) The execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the competent corporate bodies of the Seller and no other corporate action on the part of the Seller is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated herein.

(iii) This Agreement has been duly executed by the Seller and constitutes a legal, valid and binding obligation of the Seller in accordance with its terms.


2.2 NO BREACH

Neither the performance by the Seller of its obligations hereunder nor the consummation of the transactions contemplated herein:

(i) conflicts with or violates any provision of its bylaws or any of its corporate governance document;

(ii) violates, conflicts with or results in the breach of any contract to which it is a party; or

(iii)  constitutes a violation by it of any laws or regulations.


2.3 OWNERSHIP OF THE SHARES

The Shares are validly issued and fully paid; the Shares are free and clear of all claims, charges, liens, sureties, equities and encumbrances and (except as provided in the relevant articles or statutes or under applicable law) rights of pre-emption or other equities and no person has the right (whether exercisable now or in the future and whether contingent or not) to call for allotment, issue, sale or transfer of any share or loan capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption).

2.4 OWNERSHIP OF THE GROUP COMPANIES

(i) The Company owns, either directly or indirectly, shareholdings in the Subsidiaries as indicated in Exhibit 2.4 hereto; the Company is the sole beneficial owner of the issued or allotted shares of the Subsidiaries as mentioned in Exhibit 2.4 and all such shares are validly issued, fully paid or credited as fully paid and free and clear of all claims, charges, liens, sureties, equities and encumbrances and (except as provided in the relevant articles or statutes or under applicable law) rights of pre-emption or other equities and no person has the right (whether exercisable now or in the future and whether contingent or not) to call for allotment, issue, sale or transfer of

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         any share or loan capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption);

(ii) Each of the Group Companies is duly organized and validly existing under the laws of the jurisdiction of its incorporation;

(iii) Each of the Group Companies has full power and authority to own, lease and operate the assets held or used by it, and to carry out its activities in the manner in which they are currently carried out;

(iv) None of the Group Companies is insolvent or the subject of any voluntary or judicial reorganization proceedings, or is in liquidation, nor have any such proceedings been threatened;

(v) The corporate bodies of the Group Companies operate in material compliance with all applicable bylaws, corporate laws and regulations and, they have operated in the past in the normal and ordinary course;

(vi) All the registers, accounting books and corporate documents of the Group Companies have been and continue to be regularly maintained, in accordance with applicable laws and regulations, and they are kept at the registered office of the Company or of the respective Group Companies, as the case may be.

2.5 SUPPLY OF INFORMATION

(i) The information contained in all the Exhibits to this Agreement are true and accurate in all material respects;

(ii) The copies of the Individual and Consolidated Accounts are complete and true copies; copies of the Articles of Association or statutes or bylaws of the Group Companies attached hereto in Exhibit 2.5 (ii) contain full details of the rights and restrictions attached to the share capital of the Group Companies other than those imposed by the law.

2.6 ACCOUNTS

(i) The financial statements of each of the Group Companies (balance sheet, profit and loss statement and notes thereon, including off-balance sheet liabilities (engagements HORS BILAN") required to be disclosed in such notes) as of their respective 1998 and 1999 fiscal year-end dates (the " 1998 and 1999 Individual Accounts") attached hereto as Exhibit
         2.6 (i) have been duly audited and prepared in accordance with the Accounting Principles, standards and practices generally accepted at the date of their preparation so as to give a true and fair view of the state of affairs of each of the Group Companies as of their respective 1998 and 1999 fiscal year-end dates and of the profits or losses for the period concerned except as otherwise noted in Exhibit 2.6 (i);


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(ii)     The Company's consolidated financial statements (consolidated balance sheet, consolidated profit and loss statement and the notes thereon, including the consolidated statement of off-balance sheet liabilities ("ENGAGEMENTS HORS BILAN") required to be disclosed in such notes) as of and for the year ended December 31, 1998 (the "1998 Consolidated Accounts") are attached hereto as Exhibit 2.6 (ii). The 1998 Consolidated Accounts have been duly audited and prepared in accordance with the Accounting Principles, standards and practices generally accepted at the date of their preparation so as to give a true and fair view of the state of affairs of the Group Companies as of December 31, 1998 and of the profits or losses for the period concerned;

(iii) In lieu of the 1999 the provisional unaudited consolidated financial statements, the 1999 Individual Accounts attached hereto as Exhibit 2.6
         (i) have been deemed to be sufficient and acceptable to the Purchaser.

(iv) Full disclosure of and adequate provisions for bad and doubtful debts and all liabilities, actual, contingent or otherwise and of all financial commitments in existence in the 1999 Individual Accounts attached hereto as Exhibit 2.6 (i);

(v) No change in the policies accounting have been made in preparing the accounts of the Group Companies for each of the three financial periods of the Group Companies except as stated in the audited balance sheets and profit and loss accounts for such year.

2.7 REAL ESTATE

(i) A complete list of all real estate owned or leased by the Group Companies is attached hereto as Exhibit 2.7 (in which all land and buildings used for purposes of carrying out their activities are included (all such real estate hereinafter referred to as the "Buildings"). The Buildings are in a normal condition of use, maintenance and repair;

(ii) Except as mentioned in Exhibit 2.7 (ii), the Buildings owned by the Group Companies are exclusively owned by such Group Companies, free and clear of any mortgages and none of them is subject to any easements, security arrangements or other third-party rights which may materially affect their value or use. The Buildings are not the subject of any expropriation or requisition measures, or of any other administrative measures, which may materially affect their value or use;

(iii) The Buildings materially comply with all material applicable building, zoning, urban planning, environmental, safety and health and similar laws and regulations.

2.8 MOVABLE PROPERTY AND BUSINESSES

All movable property, installations and equipment used by the Group Companies to conduct their business are either fully owned by the Group Companies and are not the subject of any liens, pledges or other third-party rights, or are used by the Group Companies under the terms of a valid lease or finance lease agreement.


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2.9 LOANS

None of the Group Companies has granted loans to any individual or to any legal entity except as otherwise disclosed in Exhibit 2.9.

2.10 OFF-BALANCE SHEET LIABILITIES

Except as set forth in Exhibit 2.10 or in the 1998 and 1999 Individual Accounts or Provisional 1999 Consolidated Accounts, none of the Group Companies has any off-balance sheet liabilities ("ENGAGEMENTS HORS BILAN"), and in particular none of them has granted any guarantees with regard to the performance of obligations contracted by third parties

2.11 TAXES

For the purposes of this Agreement, "Tax(es)" means all taxes including without limitation, any direct or indirect, income, property, sales, value added, stamp and registration duties, construction taxes, customs duties, municipal rates, capital, withholding and employees' withholding taxes, and any other tax, duty, rate, imposition and charges, as well as penalties, late interest and other payments resulting from an adjustment notified by a public administration or any other competent entity. Tax(es) also means: any social contributions, including without limitation, social security contributions; contributions paid to unemployment insurance agencies, and, in general, any taxes, withholdings, or contributions assessed in whole or in part on wages and salaries.

(i)      Except as indicated in Exhibit 2.11 (i),

     - the Group Companies have filed in a timely fashion with the competent authorities any and all Tax reports and returns they were required to file, in the manner in which they were thus required and such reports and returns are true, accurate and correct;

     - the Group Companies are up to date with payment of all Taxes payable by them;

     - the reserves for accrued Taxes set forth in the 1998 Consolidated Accounts and those set forth in the 1999 Individual Accounts are, in accordance with the Accounting Principles, adequate to pay all taxes due in connection with any period prior to the date hereof;

     - the Group Companies have responded in a timely fashion to any and all information requests addressed to them by any Tax authority;

(ii) None of the Group Companies is the subject of any inspection or inquiry, or, has received any request for information from any Tax authority;

(iii)    No transfer tax is due on the sale of the Shares;


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(iv)     There are no Tax liens on any assets of any Group Company other than any liens for current taxes that are not yet due and payable. There are no agreements in effect to extend the period of limitation for the assessment or collection of any Taxes for which any of the Group Companies may become liable, and no requests for any such agreements are pending. Each Group Company has withheld from its employees and paid in a timely fashion to the appropriate authority proper and accurate amounts for all periods through the date hereof in compliance with all withholding provisions of all applicable laws;

(v) None of the Group Companies have benefited from any Tax deferral, favorable Tax regime or other Tax advantage or subsidy in exchange for current or future undertakings and obligations that are not, or will not be, reflected in the 1998 Accounts or the 1999 Accounts, and all Tax liabilities whether actual or deferred, have been and will be fully disclosed in the 1998 and 1999 Accounts attached hereto. None of the Group Companies has incurred or shall incur any tax burden as a result of the cessation of any Tax consolidation regime applicable to it on or prior the date hereof;

(vi) None of the Group Companies shall incur any Tax liability as a result of the consummation of the transfer of shares provided for in this Agreement;

(vii) None of the Group Companies' assets have a lower tax basis than their corresponding book value.

2.12 INSURANCE

(i) A list of the insurance policies subscribed by the Group Companies identifying the name of the insurance company, the nature of the insured risks, the amount of coverage and the term of the policy, is attached hereto as Exhibit 2.12 (i).

(ii) All premiums due have been paid; all the policies in force are not voidable on account of any act, omission or non-disclosure on the part on the insured party or the Seller; there are no pending claims or disputes in connection with such insurance policies.

2.13 CONTRACTS

(i) The sale of the Shares to the Purchaser shall not entitle the other party to any material agreement to which any of the Group Companies is a party, to request that such agreement be terminated, modified or renegotiated, as a result of the sale of the Shares.

(ii) All material contracts or undertakings to which any of the Group Companies is a party or a beneficiary have been validly signed and have been validly performed;

2.14 RELATIONS WITH THE SELLER

Except to the extent that the only other party thereto is another Group Company no Group Company is a party to:

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(i)      any contract for hire, lease or rent (excluding those concerning their properties) hire-purchase or purchase by way of credit sale or periodical payment (other than contracts for normal office services) with an annual payment exceeding USD 500,000;

(ii) any contracts for guarantee (including performance guarantee), indemnity or surety, individually in excess of USD 500,000;

(iii) any power of attorney other than given to its employees or officers or trademark agents;

(iv) any partnership, joint venture, consortium arrangement or other unincorporated association; any merger, contribution, spin off or other type of business combination or has undertaken to be a party to any merger, contribution, spin off or other type of business combination;

(v) any agreement or arrangement which in accordance with its terms is liable to be terminated by another party or under the terms of which rights of any Group Company are liable to be adversely affected in any way as a result of any change in the control or shareholders of the Companies;

(vi) any agreement in which any of the directors and/or managing directors and/or affiliate of the Seller or of any of the Group Companies is materially interested (directly or indirectly) whatsoever;

(vii) any sale or purchase option or similar contract or arrangement affecting any asset owned or used by the Group Companies or by which the Group Companies is bound.

2.15 DISPUTES

There are no judicial, administrative or arbitration proceedings pending, overtly threatened against any of the Group Companies.

None of the Group Companies is bound by or in default of any order, award, writ, injunction, decree or judgement of any court, arbitrator or governmental or supranational authority.

2.16 COMPLIANCE WITH LAW

The Group Companies' activities are in all material respects carried out in compliance with the permits and consents required for the performance of their activities and with all legislation and regulations applicable to them.

2.17 ENVIRONMENT

(i) The Group Companies carry out their activities in compliance in all material respects with environmental legislation and regulations currently applicable to them. In particular, The Group Companies have obtained all environmental authorizations and licenses required for the


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         performance of their activities, and the Group Companies are complying in all material respects with said authorizations and licenses.

(ii) (a) there is no material soil or groundwater contamination on or beneath the Buildings, and there is no material contamination in any other respect of any Buildings, none of the Buildings, including the groundwater, are affected by contamination from the surrounding area or other real estate which could result in any liability for the owner or occupier of the Buildings and (b) there is no contamination migrating from the Buildings to other premises.

2.18 MANAGEMENT BETWEEN DECEMBER 31, 1998 AND THE DATE OF THIS AGREEMENT

Between December 31, 1998 and the date hereof as regards each Group Company:

(i) its business has in all material respects been carried on in the ordinary course and so as to maintain the same as a going concern and there has been no material adverse change in the financial or trading position or prospect of the Group Companies;

(ii) it has not entered into any material long-term contracts outside the ordinary course of business;

(iii) no dividend or other distribution has been declared, made or paid to its members except as indicated in Exhibit 2.18 (iii) attached hereto;

(iv) no share or loan capital has been repaid or allotted or issued or agreed to be issued; no transferable securities of any nature whatsoever, no warrants have been issued and none of the Group Companies has undertaken to do so;

(v) none of the Group Companies has assumed or incurred any material liabilities (actual or contingent) or material expenditure otherwise than in the ordinary course of carrying on its business;

(vi) none of the amounts secured by the mortgages, charges, liens or encumbrances disclosed in the 1999 Individual Accounts attached hereto as Exhibit 2.6 (i) has been increased beyond the amount shown in these accounts and no mortgage, charge, lien or encumbrance has been created since January 1, 2000;

(vii) except for the recent capitalization by the Seller of Eastbrokers AG of USD 300.000 and Eastbrokers Warsaw of USD 260.000 and the purchase of a certain brokerage by Eastbrokers Slovenia, none of the Group Companies is a party to any merger, contribution, spin off or other type of business combination or has undertaken to be a party to any merger, contribution, spin off or other type of business combination; none of the Group Companies has made any change to its capital, or issued any transferable securities, of any nature whatsoever, or any warrants, or has undertaken to do so except as otherwise disclosed in Exhibit 2.18
         (vii);


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(viii)   no shareholder's resolutions have been passed (other than ordinary business conducted at an Annual General Meeting).

2.19 LABOR MATTERS

(i) A copy of the most recent available labor contracts for each of the Group Companies is set forth in Exhibit 2.19 (i);

(ii) The consummation of the transactions contemplated in this Agreement will not cause any of the Purchaser or the Group Companies to incur or suffer any liability relating, to, or obligation to pay, severance, termination, social security or other similar payments (including interest, penalties and charges relating thereto) to any person or entity;

(iii) Exhibit 2.19 (iii) sets forth a list of the collective bargaining agreements applicable to the Group Companies;

(iv) No employment agreement of any employee of any of the Group Companies contains provisions for compensation in the event of redundancy or retirement that are more favorable than those under applicable law and/or the collective bargaining agreement applicable to such employee;

(v) The Group Companies do not participate in or contribute to any retirement plans, profit-sharing schemes or other optional employee plans other than those required by applicable legislation, regulations and collective bargaining, agreements and no individual entitlements exist. All such plans and schemes are duly reflected in the books of the Group Companies in accordance with applicable law and with the Accounting Principles;

(vi)     There is no labor litigation.


2.20 NO MATERIAL MISSTATEMENTS

Each representation or warranty by the Seller made in this Agreement, including by reference to any information set forth in any Exhibit to which such representation or warranty refers, is accurate and sincere. Furthermore, the parties acknowledge that the accuracy and the sincerity of all the statements, representations and warranties made by the Seller in this Agreement have been determinant for the Purchaser's decision to enter into this Agreement.

ARTICLE 3 COVENANTS

3.1 COVENANTS OF THE SELLER

On the date hereof the Seller shall deliver to the Purchaser or, in the case of some of those items referred to in Article 3.1 (v) to 3.1 (viii) held to the Purchaser's order:


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(i)      duly executed transfer of the Shares or such duly executed documents, declarations and contractual arrangements as are necessary to vest the Shares in favor of the Purchaser;

(ii) if requested by the Purchaser and subject to local requirements and local laws, the written resignations of the auditors of each Group Company to take effect on the date hereof with acknowledgments signed by them to the effect that they have no claim against any Group Company except for any accrued fees and disbursements;

(iii) such waivers or consents or other documents reasonably necessary to vest full legal and beneficial ownership of the Shares in the Purchaser and to enable the Purchaser to be registered as or become holder of the Shares;

(iv) the certificates of incorporation, common seals, cheque books, statutory books and any records, books and other documents required to be maintained under the laws of the relevant jurisdiction of each Group Company, duly written up-to-date as at the date hereof;

(v) the share certificates in respect of each Group Company or such documents as are necessary to vest the shares in those Group Companies;

(vi) the Seller will assign to the Company its rights and obligations for its receivables and payables attributable to and related to the European operations through the date of sale;

(vii) the financial and accounting books and records of each Group Company and the documents of title relating to the freehold and leasehold properties save to the extent that they are otherwise made available to the Purchaser in a manner reasonably satisfactory to the Purchaser;

(viii)   the cancellation of any power of attorney.

The audited 1999 Consolidated Accounts of the Company shall be delivered by the Seller to the Purchaser no later than 90 days after the date hereof.

The Seller undertakes to do its best effort to call within seven business days after the date hereof an extraordinary general meeting of the shareholders of each Group Company in order to replace all the Directors, Managing Directors and members of the Supervisory Board in and/or all offices or places of profit under each Group Company.

3.2 COVENANTS OF THE PURCHASER

The Purchaser will accept the resignation of the Members of the Board of Directors of the Company;

The Purchaser will accept the resignation of the Members of the Supervisory Board of the Company.

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ARTICLE 4 INDEMNIFICATION

4.1 PRINCIPLE

Subject to the provisions of this Agreement, the Seller hereby undertakes to indemnify the Purchaser, or the relevant Group Company, at the Purchaser's choice, for one hundred percent (subject to the limits set forth herein) of all damages, losses and reasonable costs and expenses (for example but without limitation thereto, attorney's fees, ...) (collectively a "Loss") directly or indirectly suffered by the Purchaser or by any of the Group Companies as a result of any inaccuracy or breach of the representations and warranties of the Seller hereunder.

4.2 CLAIMS

Any claims made by the Purchaser under the terms of this Article (a "Claim") shall be made in writing as follows:

(i) each Claim shall state, with reasonable detail, the grounds there for and, to the extent reasonably possible, the foreseeable amount involved in such Claim;

(ii) each Claim shall include available evidence then in the possession of the Purchaser or of any of the Group Companies to demonstrate the soundness thereof, and

(iii) each Claim shall be delivered by the Purchaser to the Seller no later than sixty (60) days after the Purchaser becomes aware of the circumstances giving rise to such Claim or, if the circumstances so require (e.g., in the case of emergency proceedings or when the answer to a notification must be given within a time period subject to forfeiting its rights), the Purchaser will send the written notification to the Seller with sufficient time to permit the Seller to take the actions referred to in Section 4.4.

(iv) the Purchaser has the right to make a Claim at "TITRE CONSERVATOIRE" prior to the end of the period provided for under Section 4.3 hereunder on serious and documented grounds in respect of circumstances, facts or events then objectively known to exist or have occur-red and as a result of which a Loss is reasonably likely to be suffered by the Purchaser or a Group Company, even if some facts, items or circumstances are not known at the time or if the amount of a Loss cannot then be established, regardless of whether the final liability for, and/or amount of, such Loss is ascertained at or after the end of the period provided for under Section 4.3 hereunder.

4.3 DEADLINES FOR CLAIM

Any Claims may give rise to indemnification only if notified by the Purchaser to the Seller prior to the second anniversary of the date hereof, or, for Claims related to tax, social security or customs matters, prior to the end of the applicable statute of limitations extended by a period of three months.

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4.4 THIRD-PARTY CLAIMS

In the event that a claim is made by a third party against a Group Company, the Purchaser may defend the interests of the Group Company involved. The Purchaser presents all arguments, submits all pleadings, takes all actions and files all counterclaims he considers as necessary or useful. As the case may be, the Purchaser settle, admit liability or withdraw any claim in connection with said third-party.

4.5 NATURE OF THE LOSS

(i) Any indemnification due by the Seller shall be calculated taking into account the effect of any tax liability for the Purchaser or any of the Group Companies which may arise from the payment of such indemnification.

(ii) Any indemnification due by the Seller shall be based, USD for USD, on the amount of the Loss suffered by any one or more of the Group Companies or by the Purchaser, and shall be computed without regard to any multiple, price-earnings or equivalent ratio implicit in negotiating and/or determining the Purchase Price.

(iii) In the event that a Group Company is required to make a payment in connection with a third-party claim, the Seller shall immediately make the indemnification payment in connection thereto.

(iv) The Seller shall not be held liable for indemnification of any Loss to the extent such Loss is covered by a specific provision reflected in the 1999 Individual Accounts attached hereto as Exhibit 2.6 (i).

4.6 DETERMINATION OF THE INDEMNIFICATION

The amount of the indemnity due by the Seller in connection with a Loss sustained by a Group Company shall be equal (subject to the limits set forth herein and irrespective of whether the indemnity shall be paid to the Purchaser or the relevant Group Company) to the portion of 100% of the damage suffered by the relevant Group Company on a USD for USD basis corresponding to the direct and/or indirect interest held by the Purchaser in the share capital of said Group Company at the time the relevant Claim is notified to the Seller, it being understood that for the purpose of the determination of this indemnification any interest held in a Group Company which exposes the holders of such interest to unlimited liability on account of such Group Company's actions shall be deemed equal to 100%.

4.7 KNOWLEDGE OF PURCHASER

Except as specifically disclosed in writing in this Agreement or in an Exhibit thereto, knowledge of Purchaser (including in connection with such information as may have been made available to Purchaser in the data room organized by Seller prior to the signing hereof) does not exclude liability of Seller under this Agreement.

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


ARTICLE 5 CLOSING

5.1 DATE AND PLACE OF CLOSING

The closing of the sale and purchase of the Shares takes place at the signature of present agreement. The date of the closing referred to as the "Closing Date" shall be June 14, 2000.

5.2 CLOSING OPERATIONS

On the Closing Date:

The Seller shall transfer and deliver to the Purchaser duly completed and signed transfer orders providing for the transfer of the ownership of all of the Shares and of the shares of each of the Subsidiaries.

The Purchaser shall issue and deliver to the Seller the Promissory Note as referred to in Article 1.2 above and transfer instructions for the transfer of the 150,000 (one hundred fifty thousand) shares of General Partners Immobilienbesitz into an account of the Seller.

ARTICLE 6 GENERAL PROVISIONS

6.1 ANNOUNCEMENTS

All announcements made in connection with this Agreement and the transactions contemplated herein shall be the subject of a consultation between the parties and, except where such announcement is a legal requirement, a prior agreement between the Purchaser and the Seller, which agreement shall not be unreasonably withheld.

6.2 ABSENCE OF THIRD-PARTY RIGHTS - ASSIGNMENT

This Agreement is concluded to the sole benefit of the parties hereto, and shall not benefit or create any rights whatsoever in favor of any individual or entity other than the parties hereto. This Agreement shall not be assigned by either party without the prior written consent of the other parties.

6.3 ENTIRE AGREEMENT

This Agreement (including its Exhibits) represents the entire agreement existing between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements of the parties with respect to the subject matter hereof.


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


6.4 WAIVERS AND AMENDMENTS

No modification of or amendment to this Agreement shall be valid unless set forth in an instrument in writing signed by each of the parties hereto. Any waiver of any term or condition of this Agreement must be set forth in an instrument in writing signed by the waiving party and must refer specifically to the term or condition to be waived and to the circumstances of such waiver. No such waiver shall be deemed to constitute a waiver applicable either to other circumstances involving the same term or condition or to any other term or condition of this Agreement.

6.5 SEVERABILITY

If any provision of this Agreement is held to be invalid in whole or in part, the validity of the remaining provisions of the Agreement shall not be affected. In such event, the parties shall, if possible, substitute for such invalid provision a valid provision corresponding to the spirit and purpose thereof.

6.6 SECTION HEADING

The section headings in this Agreement are for convenience of reference only and shall not be deemed to have any contractual value or particular interpretation. Except as indicated otherwise, references made in this Agreement to articles, sections, subsections and Exhibits are made to articles, sections, subsections and exhibits of this Agreement.

6.7 NOTICES AND COMMUNICATIONS

All notices and communications provided for herein shall be deemed to have been duly given if delivered to the following addresses:

-        if to the Purchaser, to:




-        if to the Seller, to:
         Global Capital Partners Inc.
         6000 Fairview Road, Suite 1410
         Charlotte, NC 28210

or to such other addresses as the addressees shall indicate in accordance with the provisions of this Section. All notices or communications shall be hand delivered against a receipt signed and dated by the addressee, or sent by registered mail with return receipt requested, and shall be deemed to have been received on the date stated on the receipt by the addressee for hand delivery, or three (3) days after the date of the postmark on the receipt of mailing, for registered mail.

6.8 COSTS

All legal fees pertaining to this contract shall be paid by the Seller whether this contract is consummated or not.

6.9 GOVERNING LAW

This Agreement shall be governed by the laws of the State of Delaware (USA).

6.10 DISPUTES. ARBITRATION

All disputes arising in connection with this Agreement, including its interpretation or performance, shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC") as existing as of the date of commencement of the arbitration proceedings by three (3) arbitrators appointed as follows.

Each party shall designate one (1) arbitrator and the two arbitrators thus appointed shall designate the Chairman of the tribunal by mutual agreement within thirty (30) days after the date on which the appointment of the second arbitrator is notified to the first arbitrator by the ICC, failing which, upon the request of either of the parties, the Chairman of the tribunal shall be designated by the ICC as promptly as practicable. The proceedings shall take place in Delaware. The language of the arbitration proceedings shall be English.

Executed on June 14, 2000 in two parts.

For Global Capital Partners Inc.,  For Beheer- en Beleggingsmaatschappij Hedera,



Martin SUMICHRAST.




Kevin Mc NEIL.


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